Exhibit 10.1
One GE HealthCare Annual Bonus Plan
(effective July 1, 2026)

I. Purpose

The Plan is an annual performance-based bonus plan that incentivizes and rewards eligible employees of the Company for delivering on the Company’s financial, operating and strategic goals during a Plan Year. The Plan is a restatement of and supersedes the terms of the One GE HealthCare Annual Bonus Plan originally effective January 1, 2023.

II. Eligibility

The Company has the sole discretion to determine who is eligible to participate in the
Plan. It is expected, however, that the following principles shall apply.

Eligibility shall be limited to employees who (i) are assigned to an eligible role and/or level in a participating country, (ii) are compensated through the Company’s payroll; (iii) do not participate in any other bonus program offered by the Company, including but not limited to profit-sharing and sales incentive compensation programs or plans, unless required by local law; and (iv) receive, and acknowledge receipt of, an annual written notification of their eligibility from the Company. In order to be paid a bonus under the Plan, employees must continue to meet the Active Employment Requirement.

The Active Employment Requirement is waived in the following situations for otherwise eligible employees who:

(1)are newly hired or promoted into an eligible position before October 1 of the Plan Year; or
(2)terminate employment prior to the date awards are paid for the Plan Year due to death, Retirement or layoff/redundancy, so long as the employee was actively employed in an eligible position for a minimum of 90 days during the Plan Year;

In its sole discretion, the Company may waive the Active Employment Requirement in any case it deems appropriate, for an eligible employee who remained employed as an eligible employee for a minimum of 90 days during the Plan Year. For example, the Active Employment Requirement could be waived for otherwise eligible employees who:

(1) are on an approved leave of absence during the Plan Year;

(2) become ineligible to participate in the Plan during the Plan Year as the result of a transfer to a nonparticipating affiliate or to an ineligible position.

Any awards made in connection with a waiver of the Active Employment Requirement shall be prorated for the applicable Plan Year based on service by dividing the number of days worked in the applicable Plan Year by 365.

Any payment made to a former or exiting employee due to a waiver of the Active Employment Requirement (other than due to death) is contingent on the employee signing and not revoking a general release of claims in a form provided by the Company, unless otherwise required by local law.

Except as noted below, payments made to individuals below the Executive Band who have left the Company during the Plan Year (up to and including a last day of employment of December 31) due to death, Retirement or layoff/redundancy will be calculated as a percentage, to be determined annually by the Company, of the individual’s pro-rated target and will not be changed, once paid, either up or down, based on actual total year results. Such payments will be made as soon as practicable following the individual’s last day of employment with the Company or, when a release is required, following the effective date of the release. As with its general reservation of rights and discretion, the Company reserves the right to change this percentage on a prospective basis by communicating a change where this document is posted.

Payments to individuals in the Executive Band and above will be calculated based on actual Company, Business and Individual Performance Factors, and will be made at the normal time bonus payments are made to active employees, unless otherwise required by local law.

Receipt of an award for one Plan Year does not create a right to an award for any other Plan Year. All awards (including the amounts thereof) are made at the sole discretion of the Company, regardless of Individual, Company or Business performance.

III. Awards
Each year, the Company shall determine and communicate that year’s bonus plan specifics, which shall be described to eligible employees in writing. The Company reserves the sole discretion to change the formula, metrics, Company, Business and Individual Performance Targets from Plan Year to Plan Year and within a Plan Year.

Company and Business Performance Targets

At the beginning of each Plan Year, the Board will set the Company’s financial, operating, and strategic goals. Based on the Company’s goals, the Committee will select the Company’s Performance Targets and, if applicable, any Business Performance Targets and/or Individual Performance Targets for the Plan Year.

Transfers In/From and Within Plan

If an employee moves from one job level to a higher or lower job level with different Individual Targets under this Plan, their Individual Target for the Plan Year will be pro-rated based on the number of days in the Plan Year at each level/Individual Target.

If an employee moves from an ineligible role to an eligible role or from an eligible role to an ineligible role, their bonus will be pro-rated for the number of days in the Plan Year in an eligible role, as long as the employee has been in the eligible role for at least 90 days in the Plan Year.
If an employee moves from one Business to another during the Plan Year, their Bonus Performance Group will be as follows:

Effective Date of Change	Bonus Performance Group
In Q1 or Q2	Bonus Performance Group For New Business
In Q3 or Q4	Bonus Performance Group For Original Business

Company and Business Performance Factors

After the end of the Plan Year, the Committee will assess the Company’s performance against the Company Performance Targets, qualitative performance in risk management, compliance and other areas and consider other relevant impacts on performance, including without limitation, the impact of external market conditions and Company transaction activity. This assessment is used by the Committee to determine the Company Performance Factor. The Committee will make the same assessment for any Business that was assigned Business Performance Targets to set a Business Performance Factor for each such Business.

Bonus Pool

The maximum bonus pool for any Plan Year will be set based on the sum of Individual Targets for eligible employees, as adjusted for the Company and Business Performance Factors attributable to each eligible employees’ Bonus Performance Group.

Individual Performance Factor

The Committee in its discretion may establish for any Plan Year design Individual Performance Targets for some or all eligible employees. The Committee or its authorized delegate will assess an eligible employees’ individual performance against his or her Individual Performance Targets and consider other relevant impacts on performance to set the employee’s Individual Performance Factor. No bonus payable for any Plan Year based on Individual Performance Factors will increase the maximum bonus pool for the Plan Year, unless approved by the Committee.

Other Adjustments

The Company retains complete discretion to further adjust the award amount for any individual for any reason (except that, for the avoidance of doubt, the Committee shall retain any discretion that is not delegated as described in Section V). For example, the Company may modify award levels to address internal and external factors related to individual, Business and Company performance and current and future projected business conditions, including without limitation factors such as internal parity, industry trends and market competitiveness, retention, dispute resolution and discipline.

IV. Payment of Awards

Awards under the Plan will be reviewed and approved by the Company following the end of the Plan Year. All individual awards are subject to review by successively higher levels of senior management, and review and approval by the Committee for Executive Officers.

All approved awards will be paid as soon as practicable after such review, but in any event not later than March 15 of the year following the Plan Year (or such other dates for participating countries outside of the United States as the Company may determine). Any approved awards in the United States paid during the year following the Plan Year but after March 15 of that year are subject to Section 409A of the Code. In the event an award is subject to Section 409A of the Code, the specified payment date for such award shall be March 15 of the year following the Plan Year. Any payment made to a former or exiting employee due to a waiver of the Active Employment Requirement in the U.S. will be paid in cash on the later of the 90th day following (i) for employees below the Executive Band, the employee’s termination, provided that a release as provided in Section II has been executed and the applicable revocation period has expired by such date, and (ii) for employees in the Executive Band and above, the date bonus payments are made to active employees.

Subject to Sections VIII and X, under no circumstances will an individual’s award under the Plan be considered final unless and until after it is calculated, determined, and paid to the individual, and all other conditions are satisfied. The Committee may determine, at its discretion, that in lieu of cash payments, payment of any bonus be made in the form of restricted stock or restricted stock units or in any combination of cash or stock awards under the Company’s 2023 Long-Term Incentive Plan to the extent permitted under Section 409A of the Code. Awards paid in cash will be issued via Company payroll (in the employee’s local currency) and are subject to all applicable payroll deductions and tax withholdings. If an employee changes currency after the Plan Year and before payment, payment will be made in the current local currency using the Company Treasury rate for the fourth quarter of the Plan Year.

When local law requires participation in a profit-sharing plan, any payment under this Plan will be reduced by the amount of payment under the local profit-sharing plan and if the payout under a profit-sharing plan is greater than the payment would be under this Plan, there will be no payment under this Plan, subject to local law.

To the extent permitted under applicable law, in the event that an individual receives an overpayment or otherwise owes the Company money which has not been repaid during the course of or at the conclusion of employment with the Company, the Company reserves the right to adjust any award under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means. If such deductions are insufficient, the employee will be required to reimburse the Company for the balance, unless expressly waived in writing by the Company.

V. Administration and Interpretation

The Plan shall be administered by the Committee and any authorized delegate, who shall have the full power to construe and interpret the Plan in its sole discretion, including exercising any and all authority and responsibility given to the Company in this document. The place of administration of the Plan shall be deemed within the State of Delaware. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions therein, to the extent permissible under applicable local law.

Awards are intended to be exempt from Section 409A of the Code. The Plan shall be administered and interpreted in a manner consistent with such intent, including in a manner that avoids the imposition of penalties under Section 409A. To the extent Section 409A applies, the Plan shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder. If, upon separation from service, an employee is a “specified employee” within the meaning of Section 409A of the Code, any payment under this Plan that is subject to Section 409A and would otherwise be paid within six months after the individual’s separation from service will instead be paid in the seventh month following the employee’s separation from service to the extent required by Section 409A of the Code. Each recipient of awards under the Plan (and not the Company) shall be solely responsible for the recipient’s own tax liability with respect to such benefits (including imputed income), without regard to the amount withheld or reported to the Internal Revenue Service. The amount withheld shall be determined by the Company. Nothing in this Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from any employee, employee’s spouse, beneficiary, or estate to any other individual or entity.

Without limiting the foregoing, the Committee shall have the power to:

(1) determine who is eligible to participate in the Plan;

(2) determine whether to waive the Active Employment Requirement for any individual;

(3) determine Individual Targets;

(4) establish the Company Performance Target;

(5) determine the Company Performance Factor;

(6) adjust the Company Performance Target and/or Company Performance Factor to reflect extraordinary or unusual events;
(7) Take the steps in (4) – (6) above for any Business Performance Targets, Business Performance Factors and Individual Performance Targets and, for Executive Officers, Individual Performance Factors;

(8) otherwise determine the amount of awards consistent with the terms of the
Plan, including establishing, as it deems appropriate, a minimum bonus pool for a Plan Year; and

(9) establish or amend any rules or administrative procedures necessary or appropriate for Plan administration.

The Committee may delegate its authority and responsibility under the Plan, except with respect to the determination of (i) awards for Executive Officers and/or (ii) steps (4) – (9) above. Accordingly, the Chief Executive Officer or the Chief People Officer, or the delegate of either, may exercise the Committee authority and responsibility under the Plan with respect to items 1 – 3 above, and to determine Individual Performance Factors, both for individuals who are not Executive Officers.

Nothing contained in the Plan shall be interpreted or construed as a promise of employment by the Company for the Plan Year, or any other time period, or a guarantee of payment of an award.

VI. Severability

The Plan (including any rules or administrative procedures established hereunder) represents the full and complete understanding between the Company and eligible employees with regard to terms of the Plan and any awards hereunder. The terms of the Plan (including any rules or administrative procedures) shall control in the event of inconsistencies with any other Company documents or any statements made by Company employees concerning the Plan.

If a final determination is made by a court of competent jurisdiction (or duly assigned arbitrator) that any provision contained in the Plan is unlawful, the Plan shall be considered amended in that instance to apply to such extent as the court/arbitrator may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court/arbitrator finds that any provision contained in this Plan is unlawful -- and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful -- such finding shall not affect the effectiveness of any other provision of this Plan.

VII. Non-Assignability and Accounting

The right to any awards or any other rights under the Plan, are not assignable in any manner whatsoever (except to the extent of beneficiary designations made pursuant to established administrative procedures). No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Plan.

VIII. Additional Limitations (Clawbacks)

The Company reserves the right to claw back amounts paid under this Plan or to reduce an employee’s ability to earn additional amounts under this Plan if it determines the Employee has engaged in misconduct (in the current or any prior plan year), including but not limited to misconduct that violates any of the Company’s policies, including without limitation sales policies and relevant laws.

The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and any Company policy adopted with respect to compensation recoupment, including, without limitation, the GE HealthCare Technologies Inc. Clawback Policy, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law and Section 409A of the Code. This Section VIII will not be the Company’s exclusive remedy with respect to such matters.

IX. Amendment & Termination

The Plan is offered at the sole discretion of the Company, which reserves the right to modify, adjust, change, or terminate the Plan at any time and for any reason. Any amounts that have been paid under the Plan are subject to modification, adjustment, change or termination only as described in Section VIII.

X. Dispute Resolution

Questions or concerns related to the Plan or any Plan awards should be addressed to the employee’s Human Resources Manager or the Company’s Total Rewards leader. Any formal employee-initiated dispute relative to the Plan or awards will be addressed pursuant to the Company’s then current applicable internal grievance or alternative dispute resolution program, including any final and binding arbitration procedure, consistent with applicable laws and regulations.

XI. Definitions

Active Employment Requirement:

The “Active Employment Requirement” will be satisfied if an eligible employee is actively employed for the entire Plan Year and through the date in the following year that awards are paid under the Plan.

Board:

“Board” means the Board of Directors of the Company.

Bonus Performance Group:

A “Bonus Performance Group” will be determined by the Company for each eligible employee based on a combination of the Company Performance Targets and any relevant Business Performance Targets and their relative weighting.

Business:

“Business” means a business segment, function, region or lower-tier organization within a segment, function or region.

Business Performance Targets:

“Business Performance Targets” means any Business performance targets established by the Committee for a Plan Year for relevant Businesses, including a threshold, target and maximum level of performance for, associated payout ranges for, and the appropriate weight for each Business Performance Target.

Code:

“Code” means the Internal Revenue Code of 1986, as amended.

Committee:

“Committee” means the Talent, Culture, and Compensation Committee of the Board.

Company:

“Company” means GE HealthCare Technologies Inc. and any affiliates (companies or business entities in which GE HealthCare Technologies Inc. has a 50% or more interest) designated by the Committee or its delegate to participate in the Plan.

Company Performance Targets:

“Company Performance Targets” for a Plan Year means the company performance targets established by the Committee, including a threshold, target and maximum level of performance for, associated payout ranges for, and the appropriate weight for each Company performance target.

Effective Date:

The “Effective Date” of the Plan is July 1, 2026.

Executive Officer:

“Executive Officer” includes the chief executive officer of the Company and any other persons who report solely to the chief executive officer of the Company, other than those with primarily administrative functions.

Individual Performance Targets:

The Committee or its delegate may establish an “Individual performance target” in any Plan Year for some or all of the eligible employees, based on criteria such as individual and/or team performance, leadership, risk management, compliance, integrity and other factors.

Individual Target:

Each eligible employee shall be assigned an “Individual Target” for the Plan Year based on the eligible employee’s role and/or job level and country assignment which shall be equal to a percentage of the eligible employee’s base salary as of December 31 of the Plan Year.

Performance Factors:

“Performance Factor” means the Company Performance Factor, the Business Performance Factor or an Individual Performance Factor, as applicable, as determined by the Committee or its delegate after assessing Company or Business performance for individual performance, against Company Performance Targets, Business Performance and Individual Performance Targets, as applicable.

Plan:

“Plan” means the One GE HealthCare Annual Bonus Plan.

Plan Year:

“Plan Year” means the calendar year.

Retirement:
“Retirement” under this Plan shall mean separating from service with the Company on or after attainment of (i) age 60 and completion of five years of continuous employment, or (ii) age 55 and completion of ten years of continuous employment. Continuous employment under this Plan means continuous employment with the Company. If retirement at an earlier age than (i) or (ii) above is mandatory under applicable law, retirement shall mean the mandatory retirement date and completion of five years of continuous employment.